Bowne & Co., Inc.
55 Water Street
New York, NY 10041
(212) 924-5500
Fax: (212) 658-5871

NEWS RELEASE

Investor Relations Contact:	Media Contact:
William J. Coote VP & Treasurer 212-658-5858 bill.coote@bowne.com	Pamela Blum Manager, Corporate Communications 212-658-5884 pamela.blum@bowne.com

FOR IMMEDIATE RELEASE

BOWNE SIGNS AGREEMENT TO ACQUIRE GCOM 2 SOLUTIONS, INC.

Provides Leading Edge Technology and Immediately Expands Investment Management Client Base

NEW YORK, NY—February 7, 2007 - Bowne & Co., Inc. (NYSE: BNE), a leader in shareholder and marketing communications services, today announced it has signed a definitive agreement to acquire the assets and operating business of GCom 2 Solutions, Inc. (GCom) for $45 million in cash. GCom is a leading provider of proprietary financial administration and reporting software and solutions to the global investment management industry. The Company expects the transaction to close during the first quarter and to be accretive to its 2008 results. The transaction is subject to the satisfaction of customary closing conditions.

Dave Shea, Bowne Chairman and Chief Executive Officer, stated, “This strategic acquisition enhances our capabilities to provide innovative shareholder communication services to the growing investment management industry. As reporting requirements become increasingly complex, customers require more sophisticated expertise and technology, and GCom is a natural fit with our existing business. Importantly, this acquisition supports our strategy to grow our non-transactional revenue, a key area of focus for us.”

The market size for all of Bowne’s services in the investment management industry – comprising both traditional asset management firms as well as alternative investment firms such as hedge funds and private equity firms – continues to grow, representing a market size of over $1 billion, and therefore presents a significant opportunity for Bowne. The addition of GCom’s investment fund customers and third party fund administrators worldwide will expand Bowne’s investment management client base significantly. Additionally, through GCom’s leading edge technology solutions, Bowne will be able to offer its clients complementary services, providing value further upstream in the document management life cycle.”

“We see a significant international growth opportunity, particularly in Europe, where more than 50% of global registered mutual funds reside. GCom’s technology, combined with our existing capabilities, clearly provides Bowne with a competitive advantage,” added Bill Penders, Bowne President. “Fund complexes already represent a significant portion of our client base, and this acquisition extends our reach into the hedge fund industry, which has experienced tremendous growth over the past ten years.”

With estimated annual revenue of approximately $25-$30 million, GCom offers a robust, innovative suite of scalable software products that provide investment administrators easy-to-use, intuitive solutions, offering significant cost savings, while addressing their reporting and shareholder communication challenges. GCom’s flagship product, FundSuite SX®, converts raw financial data into effective communications, reports and filings, and its unmatched features and functionality reflect GCom’s in-depth understanding of challenges facing fund administrators. GCom operates in the United States, the United Kingdom, Ireland and Luxembourg.

“GCom has differentiated itself in the marketplace by providing services and solutions based upon leading edge technology, built around integrated input from the investment management industry itself and GCom’s close relationship with its clients,” said Philip J. Kendall, GCom’s Chairman and Chief Executive Officer. “The synergistic aspects of this acquisition by Bowne will further enhance this approach and accelerate its leadership position in the marketplace.”

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Bowne has scheduled a conference call to discuss this transaction with investors on Monday, February 11, 2008 at 11:00 a.m. (Eastern Time). To join the webcast, log on to http://www.bowne.com. To access the call via telephone, please dial: (877) 407-9205 (domestic) or (201) 689-8054 (international) and ask for the Bowne teleconference.

About Bowne & Co., Inc.

Bowne & Co., Inc. (NYSE: BNE) provides financial, marketing and business communications services around the world. Dealmakers rely on Bowne to handle critical transactional communications with speed and accuracy. Compliance professionals turn to Bowne to prepare and file regulatory and shareholder communications online and in print. Marketers look to Bowne to create and distribute customized, one-to-one communications on demand. With 3,200 employees in 60 offices around the globe, Bowne has met the ever-changing demands of its clients for more than 230 years. For more information, please visit www.bowne.com.

About GCom

GCom 2 Solutions, Inc. is a leading provider of proprietary financial administrations and reporting software and solutions to the global investment management industry. Serving over 6,000 investment funds and third party administrators worldwide, GCom has developed an industry tested and proven global reporting platform and service offering that dramatically reduces the time, effort and cost associated with shareholder communications. For information, please visit www.gcom2.com.

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